Exhibit 10.24

SHARE SUBSCRIPTION AGREEMENT

This SHARE SUBSCRIPTION AGREEMENT (this “Agreement”) is made and entered into effective as of January 27, 2007 (the “Effective Date”) by and between Serena Software, Inc., a Delaware corporation (“Serena”), and the individual named on the signature page hereto (the “Management Investor”).

WHEREAS, the Management Investor desires to subscribe for and acquire from Serena, and Serena desires to issue and sell to the Management Investor, shares of common stock, par value $0.01 per share, of Serena (the “Serena Common Stock”) upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions as hereinafter set forth, the parties hereto do hereby agree as follows:

1. SUBSCRIPTION.

1.1. Acquisition of Serena Common Stock. Pursuant to the terms and conditions set forth in this Agreement, the Management Investor hereby subscribes for and agrees to acquire, and Serena agrees to issue and sell to the Management Investor, on the Effective Date, Fifty Thousand (50,000) shares of Serena Common Stock, at a purchase price of $5.09 per share and aggregate purchase price of Two Hundred Fifty-Four Thousand Five Hundred Dollars ($254,500.00) in cash (the “Aggregate Consideration”).

1.2. The Closing. The closing (the “Closing”) of the acquisition of Serena Common Stock hereunder shall take place at the principal executive offices of Serena on the Effective Date and upon satisfaction of the following closing conditions: (i) the Management Investor has delivered the Aggregate Consideration to Serena by good check or wire transfer, and (ii) the Management Investor has signed the Management Stockholders Agreement (as defined below). At the Closing, Serena will deliver to the Management Investor one or more certificates representing the number of shares of Serena Common Stock acquired by the Management Investor pursuant to this Agreement (the “New Certificate”), against the Management Investor’s delivery to Serena on or prior to the Effective Date of the Aggregate Consideration. The New Certificate shall be delivered by the Management Investor to and held by the escrow holder pursuant to Section 6.3 of the Management Stockholders Agreement.

1.3. Representations and Warranties of the Management Investor. The Management Investor represents and warrants to Serena that:

(a) He or she is competent to, and has sufficient capacity to, execute and deliver this Agreement and the agreements contemplated hereby and to perform his or her obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Management Investor and constitutes the valid and binding obligation of the Management Investor, enforceable against the Management Investor in accordance with its terms. If the Management Investor is a United States citizen or a resident of any state in the United States and such Management Investor is married, the spouse of the Management Investor shall have executed and delivered to Serena the attached Consent of Spouse.

(b) The execution, delivery and performance by the Management Investor of this Agreement and the agreements contemplated hereby and the consummation by the Management Investor of the transactions contemplated hereby and thereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the provisions of any law, rule or regulation applicable to the Management Investor or his or her properties or assets; (ii) violate any judgment, decree, order or award of any court, governmental or quasi-governmental agency or arbitrator applicable to the Management Investor or his or her properties or assets; or (iii) result in any breach of any terms or conditions, or constitute a default under, any contract, agreement or instrument to which the Management Investor is a party or by which the Management Investor or his or her properties or assets are bound.

(c) The Management Investor (i) is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development and acknowledges that he or she can bear the economic risk of the Management Investor’s investment in Serena and has such knowledge and experience in financial and business matters that the Management Investor is capable of evaluating the merits and risks of the investment in the Serena Common Stock and can afford a complete loss of his or her investment, (ii) understands that no public market now exists for the Serena Common Stock and there is no assurance that a pubic market will ever exist for the Serena Common Stock, (iii) understands that the Serena Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom, and that in the absence of an effective registration statement covering the Serena Common Stock or an available exemption from registration under the Securities Act, the Serena Common Stock must be held indefinitely, (iv) understands that the Serena Common Stock is subject to significant transfer restrictions, drag-along rights, right of first refusal and repurchase rights as set forth in the Management Stockholders Agreement, and (v) is acquiring securities of Serena for his or her own account and not with a view to, or for sale in connection with, any distribution of the securities.

(d) The Management Investor has received copies of and read and understands (i) Serena’s Confidential Memorandum dated January 18, 2007, (ii) Serena’s Confidential Information Statement dated January 18, 2007, and (iii) Serena’s Form 10-Q for the quarter ended October 31, 2006, including the financial statements and section titled “Risk Factors.” In addition, Management Investor has read and understands the Management Stockholders Agreement, including the transfer restrictions, drag-along rights, right of first refusal and repurchase rights described thereunder.

2. MISCELLANEOUS

2.1. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid or, in the case of telecopy notice, when received or, in the case of telegraphic notice, when delivered to the telegraph company or, in the case of telex notice, when sent, answerback received, addressed as follows to Serena and the Management Investor, or to such other address as may be hereafter notified by the parties hereto:

(a) If to Serena, to it at the following address:

Serena Software, Inc.

2755 Campus Drive, 3rd Floor

San Mateo, California 94403

Attn: Ed Malysz, SVP General Counsel

Telephone: (650) 522-6681

Telecopy: (650) 522-6891

(b) If to the Management Investor, to him or her at his or her address or telecopy number set forth on the signature page hereto.

2.2. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed entirely within that state. Each of the parties by its execution hereof hereby (i) irrevocably submits to the jurisdiction of the federal and state courts located in the County of Santa Clara in the State of California for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other agreement contemplated hereby or relating to the subject matter hereof or thereof and (ii) waives to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that any right or remedy relating to this Agreement or any other agreement contemplated hereby, or the subject matter hereof or thereof, may not be enforced in or by such court. Each of the parties hereby consents to service of process in any such proceeding in any manner permitted by the laws of the state of California, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 2.1 hereof is reasonably calculated to give actual notice.

2.3. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

2.4. Successors and Assigns. All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the parties and their respective successors.

2.5. Limitation on Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto. Any assignment or delegation in derogation of this provision shall be null and void.

2.6. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.7. Interpretation. The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

2.8. Survival. The representations and warranties contained herein will survive the Closing.

2.9. Amendments and Waivers. No amendment, modification or supplement to the Agreement shall be enforced against any party unless such amendment, modification or supplement is in writing and signed by Serena and the Management Investor. Any waiver by any party of any term of this Agreement shall not operate as or be construed to be a waiver of any other term of this Agreement. Any waiver must be in writing and signed by the party charged therewith.

2.10. Integration. This Agreement and the Management Stockholders Agreement, dated as of March 7, 2006 (the “Management Stockholders Agreement”) by and among Spyglass Merger Corp., the Management Investor and the other parties thereto and the documents referred to therein or delivered pursuant thereto contain the entire understanding of the parties with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to this subject matter. There are no third party beneficiaries having rights under or with respect to this Agreement.

2.11. Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.

2.12. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

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WITNESS WHEREOF, Serena and the Management Investor have executed this Agreement as of the day and year first above written.

SERENA SOFTWARE, INC.

By:	/s/ Robert I. Pender, Jr.
Name:	Robert I. Pender, Jr.
Title:	SVP and CFO

MANAGEMENT INVESTOR:

/s/ Michael Steinharter
Name:	Michael Steinharter

Address:

Telephone:
Telecopy:

SPOUSAL CONSENT

In consideration of the execution of that certain Subscription Agreement, dated as of January 26, 2007 (the “Agreement”), by and between Serena Software, Inc., a Delaware corporation, and Michael Steinharter (“Management Investor), I, Mary H. Steinharter, the spouse of Management Investor, have read and approve of the provisions of the Agreement and do hereby join with my spouse in executing the Agreement and agree to be bound by and accept the provisions of the Agreement.

Dated as of January 26, 2007	/s/ Mary H. Steinharter
Name: